Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated April 10, 2013

$[—] Notes due May 10, 2016 Linked to the EquityCompass Share Buyback Index Global Medium-Term Notes, Series A E-7844

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	May 7, 2013

Issue Date:	May 10, 2013

Final Valuation Date*:	May 5, 2016 (or, if such date is not a Valuation Date, the next following Valuation Date)

Maturity Date**:	May 10, 2016

Denominations:	Minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

Interest:	The Notes will pay no interest during the term of the Notes.

Reference Asset:	The EquityCompass Share Buyback Index (the “Index”) (Bloomberg ticker symbol “EQCOMPBB <Index>”). For information about the Index, see “Description of the Index” below.

Index Sponsor:	Barclays Bank PLC

Index Selection Agent:

Choice Financial Partners, Inc., a wholly-owned subsidiary and affiliated SEC-registered investment adviser of Stifel Financial Corp. and an affiliate of Stifel, Nicolaus & Company, Incorporated.

One or more affiliates of the Index Selection Agent may act as a dealer in the offering of the Notes and may receive a selling commission for its or their services as a dealer. In addition, the Index Selection Agent or any of its affiliates that act as a dealer in the offering of the Notes may also be paid all or a portion of the investor fee on your Notes, as described under “Investor Fee Percentage” below.

Participation Rate:	97.50%

Payment at Maturity:

If your Notes are not called or early redeemed pursuant to the “Automatic Call” provisions or the “Issuer Redemption” provisions described below prior to maturity, for each $1,000 principal amount Note you hold, you will receive (subject to our credit risk) on the Maturity Date a cash payment equal to (i) the Participation Rate times (ii) the greater of:

(a)     $0 and

(b)     the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Final Valuation Date.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Indicative Note Return:

The Indicative Note Return as of any Valuation Date is the percentage change of the Closing Indicative Note Value per $1,000 principal amount Note from the Initial Closing Indicative Note Value on the Initial Valuation Date to the Closing Indicative Note Value per $1,000 principal amount Note on such Valuation Date (the “Current Closing Indicative Note Value” or “Current CINV”), calculated by the Calculation Agent on a formula basis as follows:

Current CINV – Initial CINV

Initial CINV

Closing Indicative Note Value:

The Closing Indicative Note Value (or “CINV”) per $1,000 principal amount Note on the Initial Valuation Date will be deemed to be 100% of the principal amount per Note, or $1,000.00 (the “Initial CINV”);

The CINV per $1,000 principal amount Note on any subsequent Valuation Date until maturity or early redemption will equal (a) the CINV per $1,000 principal amount Note on the Note Rebalancing Date immediately preceding such Valuation Date (or the Initial Closing Indicative Note Value if such Valuation Date occurs prior to the first Note Rebalancing Date), multiplied by (b) one plus the Net Index Periodic Return as of such Valuation Date, calculated by the Calculation Agent on a formula basis as follows:

CINVt = CINVr × [1 + Net Index Periodic Return t]

Where:

“CINVt” means the CINV per $1,000 principal amount Note on Valuation Date “t”;

“CINVr” means the CINV per $1,000 principal amount Note on the Note Rebalancing Date immediately preceding Valuation Date “t” (or the Initial CINV if such Valuation Date occurs prior to the first Note Rebalancing Date); and

“Net Index Periodic Return t” means the Net Index Periodic Return (as defined below) as of Valuation Date “t”.

Net Index Periodic Return:	The Net Index Periodic Return as of any Valuation Date will equal (a) the Index Periodic Return as of such Valuation Date, minus (b) the applicable Investor Fee Percentage as of such Valuation Date.

Index Periodic Return:

The Index Periodic Return as of any Valuation Date will equal the performance of the Index from the Index Closing Level on the Note Rebalancing Date immediately preceding such Valuation Date (or the Initial Index Level if such Valuation Date occurs prior to the first Note Rebalancing Date) to the Index Closing Level on such Valuation Date, calculated by the Calculation Agent on a formula basis as follows:

Index Closing Level t – Index Closing Level r
Index Closing Level r

Where:

“Index Closing Level t” means the Index Closing Level on Valuation Date “t”; and

“Index Closing Level r” means the Index Closing Level on the Note Rebalancing Date immediately preceding Valuation Date “t” (or the Initial Index Level if such Valuation Date occurs prior to the first Note Rebalancing Date).

Investor Fee Percentage:***

The applicable Investor Fee Percentage as of the Initial Valuation Date is zero.

The applicable Investor Fee Percentage as of any subsequent Valuation Date will equal (a) 0.90% multiplied by (b) the number of calendar days from (but excluding) the Note Rebalancing Date immediately preceding such Valuation Date (or, if such Valuation Date occurs prior to the first Note Rebalancing Date, the Initial Valuation Date) to (and including) such Valuation Date, divided by (c) 365, calculated by the Calculation Agent on a formula basis as follows:

0.90% × Number of Days (r, t)
365

Where:

“Number of Days (r, t)” means, with respect to Valuation Date “t”, the number of calendar days from (but excluding) the Note Rebalancing Date immediately preceding Valuation Date “t” (or, if such Valuation Date occurs prior to the first Note Rebalancing Date, the Initial Valuation Date) to (and including) Valuation Date “t”.

The Investor Fee Percentage reduces the amount of your return at maturity or upon early redemption as described above. All or a portion of the investor fee may be used to pay fees or concessions to the Agent and other dealers. All or a portion of such investor fee may also be paid to the Index Selection Agent as compensation for the Index Selection Agent’s services under the Index Selection Agreement.

Initial Index Level:	[—], the Index Closing Level on the Initial Valuation Date

Index Closing Level:	The closing level of the Index published at the regular weekday close of trading on the relevant valuation date as displayed on Bloomberg Professional® service page “EQCOMPBB <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable. In certain circumstances, the closing level of the Index will be based on the alternate calculation of the Index as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” of the accompanying Prospectus Supplement.

Note Rebalancing Dates:	The sixth calendar day of each calendar month during the term of the Notes (or if such day is not a Valuation Date, the next following Valuation Date); provided that the first scheduled Note Rebalancing Date will be June 6, 2013.

Automatic Call:

If the Closing Indicative Note Value per $1,000 principal amount Note on any Valuation Date prior to the Final Valuation Date is equal to or less than $250.00 (such event, an “Automatic Call Trigger Event” and such Valuation Date, the “Automatic Call Trigger Date”), the Notes will be automatically called on the applicable Automatic Call Date; provided, however, that if a Market Disruption Event occurs with respect to the Index on a Valuation Date, the Closing Indicative Note Value per $1,000 principal amount Note on such Valuation Date will be disregarded for purposes of determining whether an Automatic Call Trigger Event occurs.

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

If an Automatic Call Trigger Event occurs, the Notes will be automatically called on the applicable Automatic Call Date and you will receive (subject to our credit risk) on the Automatic Call Date a cash payment per $1,000 principal amount Note equal to the Automatic Call Amount calculated by the Calculation Agent on the Automatic Call Amount Calculation Date. We will deliver a notice to The Depository Trust Company (the “Automatic Call Notice”) in the form attached as Annex A hereto that specifies the Automatic Call Trigger Date, the Automatic Call Amount Calculation Date and the Automatic Call Date.

Automatic Call Amount Calculation Date:*

With respect to an Automatic Call Trigger Date, the Automatic Call Amount Calculation Date will be the Valuation Date immediately following the Automatic Call Trigger Date.

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Automatic Call Amount:

With respect to an Automatic Call Date, for each $1,000 principal amount Note, a cash payment equal to (i) the Participation Rate times (ii) the greater of:

(a) $0 and

(b) the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Automatic Call Amount Calculation Date.

You may lose up to 100% of the principal amount of your Notes. Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Automatic Call Date:	The fifth Business Day following the applicable Automatic Call Amount Calculation Date, as set forth in the applicable Automatic Call Notice.

Issuer Redemption:	If the index sponsor determines on or prior to the Final Valuation Date that it will not be able to calculate and publish the Index as a result of the occurrence of any of the Termination Events as described under “Description of the Index” in this preliminary pricing supplement, the Issuer may redeem the Notes, in whole but not in part, on the applicable Issuer Redemption Date at the applicable Issuer Redemption Price, provided the Issuer gives at least three (3) business days’ prior written notice (the “Issuer Redemption Notice”) to The Depository Trust Company in the form attached as Annex B hereto that specifies the date on which the relevant Termination Event occurs, the Issuer Redemption Price Calculation Date and the Issuer Redemption Date.

Issuer Redemption Price Calculation Date:*

The Valuation Date immediately following the date on which the relevant Termination Event occurs, as set forth in the applicable Issuer Redemption Notice.

For a description of Market Disruption Events that are applicable to the Index, please see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement.

Issuer Redemption Price:

If a Termination Event occurs and the Issuer exercises its option to redeem the Notes pursuant to the “Issuer Redemption” provisions above, you will receive (subject to our credit risk) on the applicable Issuer Redemption Date a cash payment per $1,000 principal amount Note equal to (i) the Participation Rate times (ii) the greater of:

(a) $0 and

(b) the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Issuer Redemption Price Calculation Date.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Issuer Redemption Date:	The fifth Business Day following the applicable Issuer Redemption Price Calculation Date, as set forth in the applicable Issuer Redemption Notice.

Early Redemption at the Option of Holders:

Subject to the notification requirements described in this preliminary pricing supplement and the minimum redemption amount of at least 10 Notes (or a minimum redemption amount of at least $10,000 principal amount of Notes), you may elect to redeem your Notes prior to maturity, and you will receive the Optional Redemption Amount (calculated on the applicable Optional Redemption Amount Calculation Date) on the applicable Optional Redemption Date.

For more information relating to the procedures that you must follow in order to require Barclays Bank PLC to redeem your Notes prior to maturity, please see “Early Optional Holder Redemption Procedures” in this preliminary pricing supplement.

Optional Redemption Amount:

In the event that you deliver an effective notice of early redemption for your Notes, as described under “Early Optional Holder Redemption Procedures” in this preliminary pricing supplement, you will receive (subject to our credit risk) on the applicable Early Redemption Date a cash payment per $1,000 principal amount Note equal to (i) the Participation Rate times (ii) the greater of:

(a)    $0 and

(b)    the sum of (i) $1,000 plus (ii) $1,000 multiplied by the Indicative Note Return as of the Optional Redemption Amount Calculation Date.

Any payment on the Notes is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Optional Redemption Amount Calculation Date:*	The date on which the notice of early redemption at the option of a holder of the Notes becomes effective, as described in this preliminary pricing supplement under “Early Optional Holder Redemption Procedures” (or, if such date is not a Valuation Date, the next following Valuation Date).

Optional Redemption Date:	The fifth business day following an Optional Redemption Amount Calculation Date. The final date on which an Optional Redemption Amount Calculation Date may occur is the fifth business day following the Valuation Date that is immediately prior to the Final Valuation Date.

Valuation Date:	A day on which (a) the value of the Index is published, and (b) trading is generally conducted on the markets on which the securities comprising the Index are traded, in each case as determined by the Calculation Agent in its sole discretion.

Business Days:	New York and London

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TST5/ / US06741TST50

*	Subject to postponement in the event of a market disruption event, as defined under “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the prospectus supplement. In the event of a market disruption event on a day that would otherwise be the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the case may be, the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as applicable, will be the first following Valuation Date on which no Market Disruption Event occurs or is continuing with respect to the Index. In no event, however, will the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as applicable, be postponed by more than five scheduled Valuation Dates. If the calculation agent determines that a market disruption event occurs or is continuing on such fifth day, the calculation agent will make an estimate of the Index Closing Level that would have prevailed on that fifth day in the absence of a Market Disruption Event.
**	In the event that the Final Valuation Date is postponed, either due to a Market Disruption Event on the Final Valuation Date or because the day that would have otherwise been the Final Valuation Date is not a Valuation Date, the Maturity Date will be postponed to the fifth Business Day following the Final Valuation Date (as postponed).
***	All or a portion of the investor fee as described under “Investor Fee Percentage” in this preliminary pricing supplement may be used to pay fees or concessions to the Agent and other dealers. All or a portion of such investor fee may also be paid to the Index Selection Agent as compensation for the services provided by the Index Selection Agent under the Index Selection Agreement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-5 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	2.50%	97.50%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 2.50% of the principal amount of the notes, or $25.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers.

Dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions or fees or commissions. In such circumstances, Barclays Capital Inc. will also forgo some or all commissions paid to it by the Issuer. As such, the public offering price for investors purchasing the Notes in fee-based advisory accounts may be as low as $975.00 per Note.

You may revoke your offer to purchase the Notes at any time prior to the initial valuation date as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our Central Index Key, or CIK, on the SEC website is 0000312070. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

Hypothetical Examples

Calculation of Closing Indicative Note Value per $1,000 Principal Amount Note on a Hypothetical Valuation Date

The following example sets forth the methodology used to calculate the Closing Indicative Note Value per $1,000 principal amount Note on a hypothetical Valuation Date. The numbers set forth in the following example, which have been rounded for ease of reference, are purely hypothetical and are provided for illustrative purposes only. As shown in the following table, this example assumes that the Index Closing Level was 113.50 on the hypothetical Valuation Date and 113.00 on the Note Rebalancing Date immediately preceding the hypothetical Valuation Date. The hypothetical calculation of the Investor Fee Percentage in the example below is the amount of Investor Fee on the hypothetical Valuation Date only. The actual Investor Fee Percentage on any given Valuation Date will be dependent upon the number of calendar days from, but excluding, the immediately prior Note Rebalancing Date to and including the relevant Valuation Date (or, if the Valuation Date occurs prior to the first Note Rebalancing Date, the number of calendar days from but excluding the Initial Valuation Date to and including the relevant Valuation Date).

This example of the calculation of the Closing Indicative Note Value per $1,000 principal amount Note on a hypothetical Valuation Date makes the following key assumptions:

•	Closing Indicative Note Value on Immediately Preceding Note Rebalancing Date: $1,115.00

•	Index Closing Level on Immediately Preceding Note Rebalancing Date: 113.00

•	Index Closing Level on the Hypothetical Valuation Date: 113.50

•	Number of Calendar Days From But Excluding the Immediately Preceding Note Rebalancing Date to and Including the Hypothetical Valuation Date: 30

•	The Notes are not called or early redeemed pursuant to the “Automatic Call” or “Issuer Redemption” provisions described elsewhere in this preliminary pricing supplement

•	The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•	No Market Disruption Events occurred or were continuing on any Valuation Date

PPS–2

Step 1: Calculate the Index Periodic Return as of the Hypothetical Valuation Date

Using the Index Closing Levels on the hypothetical Valuation Date and the Note Rebalancing Date immediately preceding such Valuation Date, the Index Periodic Return is calculated as follows:

Index Periodic Return = (113.50 – 113.00) / 113.00, or 0.442%

Step 2: Calculate the Investor Fee Percentage as of the Hypothetical Valuation Date

Using the number of days from, but excluding, the immediately preceding Note Rebalancing Date to and including the hypothetical Valuation Date, the Investor Fee Percentage is calculated as follows:

Investor Fee Percentage = (0.90% × 30) / 365, or 0.074%

Step 3: Calculate the Net Index Periodic Return as of the Hypothetical Valuation Date

Using the Index Periodic Return and the Investor Fee Percentage calculated as of the relevant Valuation Date, the Net Index Periodic Return is calculated as follows:

Net Index Periodic Return = 0.442% - 0.074%, or 0.368%

Step 4: Calculate the Closing Indicative Note Value per $1,000 principal amount Note as of the Hypothetical Valuation Date

Using the Closing Indicative Note Value as of the immediately preceding Note Rebalancing Date and the Net Index Periodic Return calculated as of the hypothetical Valuation Date, the Closing Indicative Note Value per $1,000 principal amount Note on such Valuation Date, or the “Current Closing Indicative Note Value” as of such date, is calculated as follows:

Current CINV = $1,115.00 × [1 + 0.368%], or $1,119.10

Calculation of the Payment at Maturity or on an Optional Redemption Date per $1,000 Principal Amount Note (Assuming that the Hypothetical Valuation Date in the Examples Above is Either the Final Valuation Date or the Optional Redemption Amount Calculation Date, as Applicable)

Step 1: Calculate the Indicative Note Return as of the Final Valuation Date or the Optional Redemption Amount Calculation Date, As Applicable

Using the Initial CINV of $1,000.00 and the Current CINV calculated in the examples above, the Indicative Note Return as of the Final Valuation Date or the Optional Redemption Amount Calculation Date, as the case may be, is calculated as follows:

Indicative Note Return = ($1,119.10 – $1,000.00) / $1,000.00 = 11.91%

Step 2: Calculate the Payment at Maturity or the Optional Redemption Amount, as Applicable

Step 2a: Using the Indicative Note Return as of the Final Valuation Date or the Optional Redemption Amount Calculation Date, as applicable and as calculated above, calculate the sum of $1,000 plus $1,000 multiplied by such Indicative Note Return, as follows:

$1,000 + ($1,000 × 11.91%) = $1,119.10

Step 2b: Because the payment at maturity (or the Optional Redemption Amount, as the case may be) will be equal to (i) the Participation Rate times (ii) the greater of (a) $0.00 and (b) the amount calculated in Step 2a above, and because the amount calculated in Step 2a above is greater than $0.00, you will receive at maturity or on the Optional Redemption Date, as the case may be, subject to our credit risk, $1,091.12 per $1,000 principal Note, calculated as follows:

97.50% × $1,119.10 = $1,091.12

PPS–3

Calculation of the Total Return on the Notes at Maturity Assuming a Range of Performances of the Index

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return”, as used in the following examples, is the number (expressed as a percentage) that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes.

The actual Indicative Note Return on the Final Valuation Date will depend on the path taken by the Index from the Initial Valuation Date to the Final Valuation Date, and will also depend on the cumulative effect of the Investor Fee Percentage. For examples of how the Investor Fee Percentage and the Indicative Note Return will be calculated on each Valuation Date during the term of the Notes, up to and including the Final Valuation Date, please see “Calculation of Closing Indicative Note Value per $1,000 Principal Amount Note on a Hypothetical Valuation Date” and “Calculation of the Payment at Maturity per $1,000 Principal Amount Note (Assuming that the Hypothetical Valuation Date in the Examples Above is the Final Valuation Date)” above.

The examples in the table below make the following key assumptions:

•	Initial CINV: $1,000.00

•	The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•

The Notes are not called or early redeemed pursuant to the “Automatic Call”, “Issuer Redemption” or “Early Redemption at the Option of Holders” provisions described elsewhere in this preliminary pricing supplement

Closing Indicative Note Value on the Final Valuation Date	Indicative Note Return	Payment at Maturity*	Total Return on Notes
$1,700.00	70.00%	$1,657.50	65.75%
$1,600.00	60.00%	$1,560.00	56.00%
$1,500.00	50.00%	$1,462.50	46.25%
$1,400.00	40.00%	$1,365.00	36.50%
$1,300.00	30.00%	$1,267.50	26.75%
$1,200.00	20.00%	$1,170.00	17.00%
$1,100.00	10.00%	$1,072.50	7.25%
$1,025.64	2.564%	$1,000.00	0.00%
$1,000.00	0.00%	$975.00	-2.50%
$900.00	-10.00%	$877.50	-12.25%
$800.00	-20.00%	$780.00	-22.00%
$700.00	-30.00%	$682.50	-31.75%
$600.00	-40.00%	$585.00	-41.25%
$500.00	-50.00%	$487.50	-51.25%
$400.00	-60.00%	$390.00	-61.00%
$300.00	-70.00%	$292.50	-70.75%

*	Per $1,000 principal amount Note.

PPS–4

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Closing Indicative Note Value increases from an Initial Closing Indicative Note Value of $1,000.00 to a Current Closing Indicative Note Value on the Final Valuation Date of $1,100.00

In this case, the investor will receive (subject to our credit risk) a payment at maturity of $1,072.50 per $1,000 principal amount Note, calculated as follows:

Participation Rate × Greater of (a) $0 or (b) [$1,000 + ($1,000 × Indicative Note Return as of the Final Valuation Date)]

97.50% × [$1,000 + ($1,000 × 10.00%)] = $1,072.50

The total return on investment of the Notes is 7.25%

Example 2: The Closing Indicative Note Value decreases from an Initial Closing Indicative Note Value of $1,000.00 to a Current Closing Indicative Note Value on the Final Valuation Date of $900.00

In this case, the investor will receive (subject to our credit risk) a payment at maturity of $877.50 per $1,000 principal amount Note, calculated as follows:

Participation Rate × Greater of (a) $0 or (b) [$1,000 + ($1,000 × Indicative Note Return as of the Final Valuation Date)]

97.50% × [$1,000 + ($1,000 × -10.00%)] = $877.50

The total return on investment of the Notes is -12.25%.

Calculation of the Automatic Call Amount Following an Automatic Call Trigger Event

The following examples illustrate possible hypothetical Automatic Call Amounts per $1,000 principal amount Note on a hypothetical Automatic Call Date following an Automatic Call Trigger Event. We have included a hypothetical example (a) where the Closing Indicative Note Value per $1,000 principal amount Note increases from the Automatic Call Trigger Date to the Automatic Call Amount Calculation Date and (b) where the Closing Indicative Note Value per $1,000 principal amount Note decreases from the Automatic Call Trigger Date to the Automatic Call Amount Calculation Date. The figures in the following examples have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes.

The examples below make the following key assumptions:

•

The Notes have not been redeemed by us pursuant to the “Issuer Redemption” provisions or by you pursuant to the “Early Redemption at the Option of Holders” provisions described elsewhere in this preliminary pricing supplement

•	The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•	Initial Closing Indicative Note Value: $1,000.00

Automatic Call Trigger Date		Automatic Call Amount Calculation Date		Automatic Call Date
Closing Indicative Note Value	Indicative Note Return	Closing Indicative Note Value	Indicative Note Return	Automatic Call Amount*	Return on Notes
$200.00	-80.00%	$230.00	-77.00%	$224.25	-77.58%
$200.00	-80.00%	$170.00	-83.00%	$165.75	-83.43%

*	Per $1,000 principal amount Note

PPS–5

Calculation of the Issuer Redemption Price Following a Termination Event

The following examples illustrate possible hypothetical Issuer Redemption Prices per $1,000 Note on a hypothetical Issuer Redemption Date following a Termination Event. We have included a hypothetical example (a) where the Closing Indicative Note Value per $1,000 principal amount Note increases from the date on which the Termination Event occurs to the Issuer Redemption Price Calculation Date and (b) where the Closing Indicative Note Value per $1,000 principal amount Note decreases from the date on which the Termination Event occurs to the Issuer Redemption Price Calculation Date. The figures in the following examples have been rounded for ease of reference and do not take into account any tax consequences from investing in the Notes.

The examples below make the following key assumptions:

•

The Notes have not been automatically called by us pursuant to the “Automatic Call” provisions or by you pursuant to the “Early Redemption at the Option of Holders” provisions described elsewhere in this preliminary pricing supplement

•	The effect of the Investor Fee Percentage has been properly accounted for on each Valuation Date

•	Initial Closing Indicative Note Value: $1,000.00

Date on Which Termination Event Occurs		Issuer Redemption Price Calculation Date		Issuer Redemption Date
Closing Indicative Note Value	Indicative Note Return	Closing Indicative Note Value	Indicative Note Return	Issuer Redemption Price*	Return on Notes
$900.00	-10.00%	$925.00	-7.50%	$901.88	-9.81%
$900.00	-10.00%	$875.00	-12.50%	$853.13	-14.69%

*	Per $1,000 principal amount Note

Selected Purchase Considerations

•

Market Disruption Events and Adjustments—In the event of a market disruption event on a day that would otherwise be the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the case may be, the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as applicable, will be the first following Valuation Date on which no Market Disruption Event occurs or is continuing with respect to the Index. In no event, however, will the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as applicable, be postponed by more than five scheduled Valuation Dates. If the calculation agent determines that a market disruption event occurs or is continuing on such fifth day, the calculation agent will make an estimate of the Index Closing Level that would have prevailed on that fifth day in the absence of a Market Disruption Event.

•

For a description of what constitutes a market disruption event with respect to the Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement; and

•	For a description of further adjustments that may affect the Index, see “Modifications to the EquityCompass Share Buyback Index” in this preliminary pricing supplement.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The U.S. federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Index. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

PPS–6

It is possible that the Internal Revenue Service could assert that your Notes should be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code (the “Code”) to the extent the performance of an ETF is reflected in the performance of the Index, in which case a portion of any long-term capital gain that you would otherwise realize on the Notes could be recharacterized as ordinary income that is also subject to a special interest charge. If ETFs do not constitute a significant portion of the Index, we believe that it would be reasonable to take the position that the constructive ownership rules should not apply to the Notes. If in fact ETFs constitute a significant portion of the Index, it is not clear whether the constructive ownership rules should apply to your Notes. Because the application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Internal Revenue Service could potentially assert that you should be treated as if you owned the underlying components of the Index. Under such a characterization, it is possible that you could be required to recognize gain or loss, at least some of which would likely be short-term capital gain or loss, each time the Index rebalances. Even if you are not treated as owning the underlying components the Index, it is also possible that you could be required to recognize gain or loss, at least some of which would likely be short-term capital gain or loss, each time the Index rebalances. It is also possible that you could be required to include any dividends that are reflected in the Index in ordinary income either upon the sale, redemption or maturity of the Notes or over the term of your Notes even though you will not receive any payments from us until the redemption or maturity of your Notes.

In addition, the Internal Revenue Service could potentially assert that you should be required to treat amounts attributable to the investor fee as amounts of expense. The deduction of any such deemed expenses would generally be subject to the 2% floor on miscellaneous itemized deductions. Such amounts would correspondingly increase the amount of gain or decrease the amount of loss that you recognize with respect to your Notes. Under this alternative treatment, you could also be required to recognize amounts of gain or loss over the term of your Notes as if you had sold a portion of your Notes to pay the investor fee.

Additionally, it is possible that the Internal Revenue Service could assert that your holding period in respect of your Notes should end on the date on which the amount you are entitled to receive upon redemption or maturity of your Notes is determined, even though you will not receive any amounts in respect of your Notes prior to the redemption or maturity of the Notes. Under this alternative treatment, there are circumstances under which you may be treated as having a holding period that is less than one year even if you receive cash upon the early redemption of your Notes at a time that is more than one year after the beginning of your holding period.

Furthermore, it is also possible that the Notes could be treated as notional principal contracts that are comprised of a swap component and a loan component. If the Notes were treated as notional principal contracts, you could be required to accrue income over the term of your Notes in respect of the loan component, and any gain or loss that you recognize upon the maturity of your Notes would likely be treated as ordinary income or loss.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes” in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

PPS–7

Non-U.S. Holders. As discussed further in the accompanying prospectus supplement, the U.S. federal income tax treatment of the Notes is uncertain, and alternative treatments are possible. Under one such alternative characterization, it is possible that you should be treated as if you owned the underlying components of the Index. Under such a characterization, it is possible that amounts you receive on your Notes that are attributable to dividends that are paid with respect to a U.S. stock in the Index may be subject to U.S. federal income tax withholding at a rate of 30%, or a lower rate that is available by reason of any applicable income tax treaty.

In addition, the Treasury Department has issued proposed regulations under Section 871(m) of the Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). However, such withholding would potentially apply only to payments made after December 31, 2013. You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index or components of the Index. These risks are explained in more detail in the “Risk Factors” sections of the prospectus supplement, including but not limited to the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise); and

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”.

In addition to the risks discussed under the headings above, you should consider the following:

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Your Investment in the Notes May Result in a Significant Loss—The Notes do not guarantee any return of principal. The return on the Notes at maturity or upon early redemption is linked to the performance of the Index (after taking into account the cumulative effects of the Investor Fee Percentage over the term of the Notes). Your investment will be fully exposed to any decline in the Closing Indicative Note Value from the Initial CINV to the Closing Indicative Note Value on the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the case may be. Because the Notes are our senior unsecured obligations, payment of any amount at maturity or upon early redemption is subject to our ability to pay our obligations as they become due and is not guaranteed by any third party.

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Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

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The Level of the Index Will Depend Upon the Success of the EquityCompass Share Buyback Strategy—The Index is based on the EquityCompass Share Buyback Strategy, which seeks to capture the returns that may be available from investing in a selected basket of stocks of up to 30 companies with the most significant share buyback announcements in the three months prior to the relevant index portfolio constitution date and which meet other eligibility requirements. The EquityCompass Share Buyback Strategy is based on the premise that stocks of companies that announce share buybacks will perform well because share buybacks are a signal to the market that the management of a company believes the company’s shares are undervalued. This positive signal to the market may cause the value of the shares to rise after the share buyback announcement. However, the announcement of a share buyback within the relevant three month period and other selection criteria used by the EquityCompass Share Buyback Strategy may not be accurate predictors of future share performance. If the EquityCompass Share Buyback Strategy selects stocks that subsequently decline in value, the level of the Index will decline, which will have an adverse effect on the value of your Notes.

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The Participation Rate of 97.50% Will Reduce Your Participation in any Appreciation, and Will Magnify Your Participation in any Depreciation, of the Closing Indicative Note Value; You May Receive Less than the Principal Amount of Your Notes Even if the Indicative Note Return is Positive—As described on the cover page of this preliminary pricing supplement, the payment at maturity or on an Automatic Call Date or Issuer Redemption Date with respect to your Notes will reflect a Participation Rate of 97.50%. Accordingly, you will only participate in 97.5% of any positive Indicative Note Return from the Initial Valuation Date to the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the case may be. Similarly, in the event that the Indicative Note Return, as calculated on the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption

PPS–8

Price Calculation Date or Optional Redemption Amount Calculation Date were not sufficiently high enough to offset the effects of the Participation Rate of 97.50%, you may receive less than the principal amount of your Notes on the Maturity Date, Automatic Call Date, Issuer Redemption Date or Optional Redemption Date, as the case may be. In the event that the Indicative Note Return, as calculated on the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Date or Optional Redemption Date, as the case may be, were negative, you will receive a percentage of the principal amount of your Notes on the Maturity Date, Automatic Call Date, Issuer Redemption Date or Optional Redemption Date, as the case may be, that is less than the percentage of the principal amount of your Notes that you would have received had the Participation Rate been equal to 100%.

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Because the Closing Indicative Note Value will Reflect the Cumulative Effects of the Investor Fee Percentage on any Given Valuation Date, the Investor Fee Percentage May Offset All or a Portion of any Increases (And Will Magnify Any Decreases) in the Index Closing Level from the Initial Valuation Date to the Final Valuation Date, Automatic Call Amount Calculation Date, Issuer Redemption Price Calculation Date or Optional Redemption Amount Calculation Date, as the Case May Be—As described on the cover page of this preliminary pricing supplement, the Net Index Periodic Return and, accordingly, the Closing Indicative Note Value on any given Valuation Date, will reflect the subtraction of the Investor Fee Percentage. The Investor Fee Percentage will be equal to 0.90% per annum and will be calculated on the basis of the number of calendar days from (but excluding) the Note Rebalancing Date immediately preceding the relevant Valuation Date (or, if such Valuation Date occurs prior to the first Note Rebalancing Date, the Initial Valuation Date) to and including the relevant Valuation Date. The subtraction described in this paragraph will be reflected in the calculation of Closing Indicative Note Value on each Valuation Date (including for the purposes of determining whether an Automatic Call Trigger Event has occurred and for the purposes of calculating the amount owed to you at maturity or on any Automatic Call Date or Issuer Redemption Date, as applicable) and will reduce the return on your Notes regardless of whether or not the Index increases from the Initial Index Level during the term of the Notes. The level of the Index will have to increase from its Initial Level to an Index Closing Level on the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as applicable, by at least the amount of the reduction described in this paragraph in order to offset the negative effects of such reduction.

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We Are Not Obligated to Conduct Due Diligence on the EquityCompass Share Buyback Strategy or any Index Component—We are not obligated to conduct due diligence and analysis on any index component or the EquityCompass Share Buyback Strategy. The EquityCompass Share Buyback Strategy is maintained exclusively by the Index Selection Agent and not by Barclays Bank PLC or any of our affiliates. We can not provide you with any assurances regarding the ability of the EquityCompass Share Buyback Strategy to meet its stated objectives, as described under “Description of the Index” in this preliminary pricing supplement. While we or our affiliates may conduct due diligence on any index components from time to time, prior to and during the term of the Notes, we (or our affiliates) will conduct all such due diligence and analysis solely for our own benefit and in connection with our own risk management. Neither we nor our affiliates will conduct any due diligence or analysis for the benefit of, or on behalf of, the holders of the Notes. You cannot rely for any purpose on any of our information, analysis and opinions concerning any stock included within the Index, the basket selected by EquityCompass Strategies to be reflected in the Index or any Index component. You are urged to consult with your own advisers before investing in the Notes.

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The Index Has Limited Historical Information—The Index was created in November 2011. Because limited historical performance data exists, your investment in the Notes may involve a greater risk than investing in alternate securities linked to one or more indices with a more established record of performance. A longer history of actual performance may be helpful in providing more reliable information on which to evaluate the validity of the EquityCompass Share Buyback Strategy and the methodology utilized by the Index to select the index components.

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Historical Levels of the Index Should not be Taken as an Indication of the Future Performance or Volatility of the Index during the Term of the Notes—It is impossible to predict whether the Index will rise or fall. The level of the Index reflects the performance of a limited number of shares, relative to a broad market indicator. The performance of these shares may be influenced by many unpredictable factors. The actual volatility and performance of the Index over the term of the Notes, as well as the amount payable at maturity or upon early redemption, may bear little relation to historical levels of the Index.

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The Index is not Actively Managed—The Index operates by pre-determined rules, as described in this preliminary pricing supplement under “Description of the Index”. There will be no active management of the Index to enhance returns beyond those embedded in the Index. An actively managed investment may potentially respond more directly and appropriately to immediate market, political, financial or other factors than the non-actively managed Index, which may adversely affect the level of the Index and the value of the Notes.

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The Index Sponsor and the Index Selection Agent Rely on Information over which they have no Control—The index sponsor and the Index Selection Agent rely on information from various third party independent and public sources in selecting the index components and calculating the Index level, including earnings and other financial reports published by individual companies. Neither the index sponsor nor the Index Selection Agent independently verify the information extracted from these sources, which may be inaccurate or subject to later correction or restatement. Furthermore, if the market for any Index component is disrupted, publicly available information regarding the Index component may be based on the last-reported levels and may be based on non-current information.

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The Notes Will be Automatically Redeemed if, on any Valuation Date Prior to the Final Valuation Date, the Closing Indicative Note Value per $1,000 principal amount Note is Less Than or Equal to 25% of the principal amount per Note, or $250.00—An Automatic Call Trigger Event will occur if, on any Valuation Date prior to the Final Valuation Date, the Closing

PPS–9

Indicative Note Value per $1,000 principal amount Note is less than or equal to $250.00. If an Automatic Call Trigger Event occurs, the Notes will be automatically called on the applicable Automatic Call Date. Because the Closing Indicative Note Value on any Valuation Date reflects the Investor Fee Percentage for such day, it is possible that the effect of the Investor Fee Percentage particular Valuation Date might result in the occurrence of an Automatic Call Trigger Event on such Valuation Date and, accordingly, an early redemption of your Notes. Because the Automatic Call Amount Calculation Date will not occur until the Valuation Date following the Automatic Call Trigger Date, it is possible that the Closing Indicative Note Value will decline from the Automatic Call Trigger Date to the Automatic Call Amount Calculation Date and the Automatic Call Amount that you will receive on the Automatic Call Date will be less than it would have been had the Automatic Call Amount been linked to the Closing Indicative Note Value per $1,000 principal amount Note on the Automatic Call Trigger Date. In the event that an Automatic Call Trigger Event occurs, the Automatic Call Amount that you receive on the Automatic Call Date is likely to be significantly less than the principal amount of your Notes. Accordingly, you must be willing to accept the risk that you will lose a significant amount (up to 100%) of your investment in the Notes upon the occurrence of an Automatic Call Trigger Event.

•

The Notes Will be Automatically Redeemed Upon the Occurrence of a Termination Event—If the index sponsor determines on or prior to the Final Valuation Date that it will not be able to calculate and publish the Index as a result of a Termination Event, we may redeem the Notes (in whole but not in part) on the applicable Issuer Redemption Date at the applicable Issuer Redemption Price. If a Termination Event occurs, the Issuer Redemption Price that you will receive on the Issuer Redemption Date may be significantly less than the amount you would have received for your Notes on the Maturity Date had the Termination Event not occurred. Because the Issuer Redemption Price will not occur until the Valuation Date following the date on which a Termination Event occurs, it is possible that the Closing Indicative Note Value will decline from the date on which a Termination Event occurs to the Issuer Redemption Price Calculation Date and the Issuer Redemption Price that you will receive on the Issuer Redemption Date will be less than it would have been had the Issuer Redemption Price been linked to the Closing Indicative Note Value per $1,000 principal amount Note on the date on which the Termination Event occurred. Because the Closing Indicative Note Value on an Issuer Redemption Price Calculation Date may be less than the principal amount of your Notes, the Issuer Redemption Price that you receive on an Issuer Redemption Date may be less, and may be significantly less, than the principal amount of your Notes. Accordingly, you must be willing to accept the risk that you will lose a significant amount of your investment in the Notes upon the occurrence of a Termination Event.

•

Potential Early Exit—Your Notes are subject to early redemption upon the occurrence of a Termination Event or an Automatic Call Trigger Event, as described under the “Issuer Redemption” and “Automatic Call” provisions on the cover page of this preliminary pricing supplement. You may not be able to reinvest any amounts received on an Automatic Call Date or Issuer Redemption Date, as the case may be, in a comparable investment with similar risk and appreciation potential as the Notes. The “Automatic Call” and “Issuer Redemption” features may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes. Furthermore, as noted elsewhere in this preliminary pricing supplement, the Automatic Call Amount or the Issuer Redemption Price, as the case may be, may be substantially less than the principal amount of your Notes, and you may some or all of the principal amount of your Notes upon the occurrence of a Termination Event or an Automatic Call Trigger Event, as the case may be.

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If a Market Disruption Event Has Occurred or Exists on the Final Valuation Date or any Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, the Calculation Agent Can Postpone the Determination of the Closing Indicative Note Value on Such Date—The determination of the value of the Notes on a Valuation Date, including the Final Valuation Date or any Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, may be postponed if the calculation agent determines that a market disruption has occurred or is continuing on such Valuation Date. In no event, however, will the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be, for the Notes be postponed by more than five Valuation Dates. If the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as applicable, is postponed until the fifth Valuation Date following the scheduled Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be, but a market disruption event occurs or is continuing on such day, that day will nevertheless be the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be, and the calculation agent will make an estimate of the Index Closing Level that would have prevailed on that fifth day in the absence of a Market Disruption Event. As noted on the cover page of this preliminary pricing supplement, if a Market Disruption Event occurs on any Valuation Date, such date will be disregarded for purposes of determining whether an Automatic Call Trigger Event occurs.

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Postponement of a Valuation Date May Result in a Reduced Amount Payable at Maturity or Upon Redemption—As the payment at maturity or upon redemption is a function of, among other things, the Closing Indicative Note Value on the Final Valuation Date or an Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be, the postponement of any Valuation Date may result in the application of a different Closing Indicative Note Value and, accordingly, decrease the payment you receive at maturity or upon redemption. For the avoidance of doubt, if a Valuation Date (including the Final Valuation Date, Automatic Call Amount Calculation Date or Issuer Redemption Price Calculation Date, as the case may be) is postponed, the Closing Indicative Note Value on such date, as postponed, will reflect the subtraction of the Investor Fee Percentage calculated as of such date, as postponed.

PPS–10

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive any periodical interest payments under the Notes, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index would have.

•

As Index Sponsor, We Will Have the Authority to Make Determinations That Could Materially Affect Your Notes in Various Ways and Create Conflicts of Interest—Barclays Bank PLC is the index sponsor of the Index. The index sponsor is responsible for the composition, calculation and maintenance of the Index. As discussed under “Description of the Index” in this preliminary pricing supplement, the index sponsor has the discretion in a number of circumstances, including upon the occurrence of an index market disruption event or force majeure event, to make judgments and take actions in connection with the composition, calculation and maintenance of the Index, and any such judgments or actions may adversely affect the value of the Notes. For example, if there is a lack of liquidity or material decline in the liquidity of an index component, the index sponsor could determine that this is an index market disruption event and take any action as set forth under “Description of the Index—Market Disruption and Force Majeure Events.”

In addition, the Index or the index components could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on the Index) by one or more governments, governmental agencies or instrumentalities, courts or other official bodies. Any of these events could adversely affect the Index or the index components and, correspondingly, could adversely affect the value of the Notes.

The role played by us as index sponsor, and the exercise of the kinds of discretion described above and in “Description of the Index”, could present it with significant conflicts of interest in light of the fact that Barclays Bank PLC, the issuer of the Notes, is the index sponsor. The index sponsor, in its capacity as such, has no obligation to take the needs of any buyer, seller or holder of the Notes into consideration at any time.

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Our Business Activities May Create Conflicts of Interest—In addition to our role as index sponsor (as described in this preliminary pricing supplement), our affiliates expect to play a variety of roles in connection with the issuance of the Notes.

As noted above, our affiliates expect to engage in trading activities related to the Index, components of the Index, futures or options on the Index or its components, or other derivative instruments with returns linked to the performance of Index or its components that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders’ interest in the Notes and the interests that we and our affiliates will have in our and our affiliates’ proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for our and our affiliates’ customers and in accounts under our and our affiliates’ management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

Moreover, our affiliates have published and in the future expect to publish research reports with respect to some or all of the index components and the Index strategy generally. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. The research should not be viewed as a recommendation or endorsement of the Notes in any way and investors must make their own independent investigation of the merits of this investment. Any of these activities by us, Barclays Capital Inc. or our other affiliates may affect the market price of the index components and the level of the Index and, therefore, the value of the Notes. With respect to any of the activities described above, neither Barclays Bank PLC nor any of its affiliates have any obligation to take the needs of and buyer, seller or holder of the Notes into consideration at any time.

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There May Be Conflicts of Interest With Respect to the Notes Involving Our Affiliates and the Index Selection Agent and its Affiliates; One or More Affiliates of the Index Selection Agent May Act as a Dealer in the Initial Offering of the Notes—As described elsewhere in this preliminary pricing supplement, all or a portion of the investor fee represented by the Investor Fee Percentage may be used to pay fees or concessions to the Agent and other dealers. All or a portion of such fee may also be paid to the Index Selection Agent as compensation for the Index Selection Agent’s services under the Index Selection Agreement. In addition, as described on the cover page of this preliminary pricing supplement, the Agent will purchase the Notes from Barclays Bank PLC at 100% of their principal amount less a commission that may be used to pay selling concessions or fees to other dealers. Because one or more affiliates of the Index Selection Agent may act as a dealer with respect to the Notes, such affiliates may be subject to conflicts of interest with respect to their selling efforts. You are urged to consult with your own advisers prior to investing in the Notes.

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We Are Not Providing Investment Advice or Other Advice in Connection with the Issuance of the Notes—None of Barclays Bank PLC, Barclays PLC, Barclays Capital Inc. or their respective affiliates is acting as investment advisor or other advisor to the holders of the Notes. We have not recommended the stocks included within the Index or the basket that the Index Selection Agent selects to be reflected in the Index and have not evaluated whether the Notes, any stock included within the Index, the basket selected by EquityCompass Strategies to be reflected in the Index or any Index component is suitable or appropriate generally or for any potential investor in any respect.

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In Order to Exercise Your Option to Redeem the Notes Prior to Maturity, You Must Follow the Procedures Set Forth Below Under “Early Optional Holder Redemption Procedures”; There Are Restrictions on the Minimum Number of Notes You May Redeem—As described below, you may elect to redeem your Notes at the applicable Optional Redemption

PPS–11

Amount on an Optional Redemption Date. In order to effect such a redemption, you must follow, and you must cause your broker to follow, the procedures set forth below under “Early Optional Holder Redemption Procedures”. You must redeem at least $10,000 principal amount of Notes at one time in order to exercise your right to redeem your Notes on any Optional Redemption Date.

Because you must deliver an Early Redemption Request (as set forth on Annex C), and because your broker must (i) deliver to us an Early Redemption Exercise Instruction (as set forth on Annex D) and (ii) receive confirmation from us with respect to such Early Redemption Exercise Instruction in order for your redemption election to become effective. Accordingly, it is possible that the Closing Indicative Note Value on the Optional Redemption Amount Calculation Date will be lower than it is on the day on which you first delivered an Early Redemption Request to your broker and, accordingly, the return on your Notes would be lower than it would have been had the Optional Redemption Amount Calculation Date been the same date as the date on which you first delivered an Early Redemption Request to your broker.

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Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

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Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. Additionally, the application of the constructive ownership rules of Section 1260 of the Code to your Notes may require you to recognize an amount of ordinary income that is subject to an interest charge upon the sale, redemption or maturity of the Notes to the extent the return on your Notes reflects the performance of an ETF. You should consult your tax advisor as to the tax consequences of investing in the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS–12

Early Optional Holder Redemption Procedures

You may elect to redeem your Notes prior to maturity at an amount equal to the Optional Redemption Amount specified on the cover page of this preliminary pricing supplement, subject to a minimum redemption amount of at least 10 Notes (or a minimum redemption amount of $10,000 aggregate principal amount of your Notes). To redeem your Notes, you or your broker or other person with whom you hold your Notes, as applicable, must take the following steps:

•	You must deliver an Early Redemption Exercise Request, a form of which is attached as Annex C, to your broker.

•

You must cause your broker to deliver an Early Redemption Exercise Instruction to us, a form of which is attached as Annex D. If we receive your broker’s Early Redemption Exercise Instruction and acknowledge receipt by 4:00 p.m., New York City time, on any day, that day shall be the Optional Redemption Amount Calculation Date (or if such date is not a Valuation Date, the next following Valuation Date, subject to postponement in the event of a Market Disruption Event). If we receive your broker’s Early Redemption Exercise Instruction or acknowledge receipt after 4:00 p.m. on any day, the Optional Redemption Amount Calculation Date will be the next following date that is a Valuation Date (subject to postponement in the event of a Market Disruption Event).

•

You must instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the applicable Optional Redemption Amount on the Optional Redemption Date, facing Barclays Capital DTC 5101; and

•	You must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Optional Redemption Date

•	Instruct your DTC custodian to book a delivery vs. payment trade with respect to your Notes at a price equal to the Optional Redemption Amount, facing Barclays Capital Inc. DTC 5101; and

•	cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable Optional Redemption Date.

Different brokerage firms may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm through which you own your interest in the Notes in respect of such deadlines. Any redemption instructions for which we (or our affiliate) receive a valid confirmation in accordance with the procedures described above will be irrevocable.

PPS–13

Description of the Index

Overview

The EquityCompass Share BuyBack Index (the “EquityCompass Share Buyback Index” or the “Index”) seeks to capture returns that may be available from investing in a basket of stocks (the “basket”) that are selected pursuant to the EquityCompass Share BuyBack Strategy (“EquityCompass Share Buyback Strategy” or the “Strategy”) and the additional filter and concentration procedures, as described below. The EquityCompass Share Buyback Strategy selects a portfolio of stocks of up to 30 companies with the most significant share buyback announcements in the three months prior to the relevant index portfolio constitution date (as defined below) and which meet other eligibility requirements described below. The Strategy is based on the premise that stocks of companies that announce share buybacks may be more likely to perform well because share buybacks are a signal to the market that the management of a company believes the company’s shares are undervalued. This positive signal to the market may cause the value of the shares to rise after the share buyback announcement. The EquityCompass Share Buyback Index is calculated based on the basket of stocks selected pursuant to the EquityCompass Share Buyback Strategy and the additional filter and concentration procedures, as described below. The EquityCompass Share Buyback Index reflects the returns available from taking a long position in the basket each month. With the long-only position in the basket, the EquityCompass Share Buyback Index seeks to have market exposure.

The EquityCompass Share Buyback Strategy is maintained by Choice Financial Partners, Inc. (the “Index Selection Agent”). The Index Selection Agent is a wholly-owned subsidiary and affiliated SEC-registered investment adviser of Stifel Financial Corp., and an affiliate of Stifel, Nicolaus & Company, Incorporated. The Index Selection Agent employs the EquityCompass Share Buyback Strategy each month to select stocks that meet its criteria and will send the list of stocks to the index sponsor no later than the relevant index portfolio receipt date (as defined below). On the index calculation day immediately following each second rebalancing day (as defined below), the Index Selection Agent will publish the basket in effect on its website http://www.equitycompass.com/products/stifel.aspx. We have included that website (and the additional websites below) in this pricing supplement as inactive textual references only. Information on those websites is not part of this pricing supplement. We provide no assurance that the Index Selection Agent will continue to publish this information, or with what frequency it will do so.

The EquityCompass Share Buyback Index is maintained and calculated by Barclays Bank PLC (in such capcity, the “index sponsor”). The index sponsor calculates the level of the EquityCompass Share Buyback Index on each “index calculation day” (as defined below) with respect to the prior index calculation day and publishes the index level on the EquityCompass Share Buyback Index page at www.barcap.com/indices. The EquityCompass Share Buyback Index is also reported on Bloomberg under the ticker symbol “EQCOMPBB <Index>”.

Selection of Stocks through the EquityCompass Share Buyback Strategy

An “index business day” is any day on which (1) all the Exchanges are open and (2) commercial banks and interest rate markets are open and settle payments in London.

An “index calculation day” is each day on which all the Exchanges are open for trading.

The “Exchange” with respect to an index component included in the current basket means the primary exchange or quotation system on which such index component is traded, as determined by the index sponsor.

With respect to a calendar month (the “relevant month”), the Index Selection Agent shall determine a list of stocks according to the six criteria set forth below based on the relevant data as at the close of business, New York time, on the last index calculation day of the month immediately preceding the relevant month (the “index portfolio constitution date”):

First, in order to be eligible for inclusion in the basket, a stock must be both (1) a member of the Russell 3000® Index as of the most recent year end and (2) traded on at least one major U.S. stock exchange as of the relevant index portfolio constitution date. Any stock which does not meet both these criteria will be excluded.

Second, the Index Selection Agent then creates an initial list of stocks of companies that have made at least one buyback announcement in the three months prior to the relevant index portfolio constitution date. Such stocks constitute the “eligible universe”. The Index Selection Agent considers only “open market” buybacks involving common stock. The company making the buyback announcement should not be a target of a pending acquisition for all outstanding shares (friendly or hostile). In the event of multiple share buyback announcements for the same company, only the first announcement is considered.

PPS–14

Third, the company making the buyback announcement should have minimum (i) market capitalization of $500 Million and (ii) annual share trading volume of 15 million shares. The shares of any company that does not meet these criteria are excluded from the eligible universe.

Fourth, the eligible universe is ranked according to two factors: (a) significance of buyback announcement value (as defined below) and (b) number of days between the announcement date of the share buyback and the index portfolio constitution date.

(a) Significance of Buyback Announcement Rank

For each stock within the eligible universe, the significance of buyback announcement value is defined as (i) the stated dollar value of the announced stock buyback (as obtained from the Data Source on the day on which the relevant buyback announcement is first made during the three months prior to the relevant index portfolio constitution date), divided by the market capitalization of the company as of the close of business, New York time, on the index portfolio constitution date, or, if such stated dollar value is not available, (ii) the stated share buyback quantity (as obtained from the Data Source on the day on which the relevant buyback announcement is first made during the three months prior to the relevant index portfolio constitution date), divided by the total number of shares of the company outstanding as of the close of business, New York time, on the index portfolio constitution date. The stock with the highest significance of buyback announcement value is awarded the highest rank. The remaining stocks are ranked in descending order. The rank so assigned to each stock is referred to as the stock’s “significance rank”.

“Data Source” means Bloomberg or FactSet Research Systems, Inc., or any alternate independent third party data provider as selected by the index sponsor or the Index Selection Agent in a commercially reasonable manner. If any such third party data provider is selected, the index sponsor will disclose the identity of such third party data provider on the EquityCompass Share Buyback Index page at www.barcap.com/indices.

(b) Number of Days between Announcement and the Index Portfolio Constitution Date Rank

For each stock within the eligible universe, the number of days from (and including) the share buyback announcement date to (but excluding) the index portfolio constitution date is calculated. The stock with the lowest number of days is awarded the highest rank. The remaining stocks are ranked in descending order. The rank so assigned to each stock is referred to as the stock’s “number of days rank”.

Fifth, an average rank and a composite rank are determined for each stock. The average rank for each stock within the eligible universe is calculated by taking the average of (a) the stock’s significance rank and (b) the stock’s number of days rank. The composite rank is a percentile rank (values ranging from 0 to 100%) obtained for each stock and is obtained by dividing the average rank of such stock by the total number of stocks within the eligible universe. The stock with the highest composite rank is awarded the highest rank. The remaining stocks are ranked in descending order.

Sixth, if more than 30 companies remain, then companies not ranked in the top 30 according to their respective composite ranks will be excluded. In case multiple eligible stocks have equal composite ranks, the stock with the higher market capitalization as of the index portfolio constitution date will be preferred.

The Index Selection Agent shall provide the list of 30 (or less, if it finds less than 30) stocks determined pursuant to the criteria set forth above to the index sponsor no later than the “index portfolio receipt date”, which is the fourth index business day of the relevant month. If the Index Selection Agent fails to provide such list prior to or on the index portfolio receipt date, the list of stocks provided by the Index Selection Agent for the month immediately preceding the relevant month shall be deemed to be the list of stocks determined pursuant to the Strategy by the Index Selection Agent for the relevant month.

Composition of the EquityCompass Share Buyback Index

Upon receipt from the Index Selection Agent of the list of the stocks determined pursuant to the Strategy for the relevant month, the Index Sponsor will apply a series of additional filters (the “Additional Filters”) to exclude any of the following for purposes of the relevant Rebalancing Period:

•

Any stock whose issuer is the target company of the index sponsor, Barclays PLC or any subsidiary of the index sponsor or Barclays PLC, and any stock whose issuer is the acquiror company of the index sponsor or Barclays PLC, in an active merger/acquisition deal that has been publicly announced by the index sponsor, Barclays PLC, any subsidiary of the index sponsor or Barclays PLC, or the acquiror company on a date prior to (and excluding) the index portfolio constitution date;

•	Shares of Barclays PLC and the Index Sponsor;

PPS–15

•

any stock whose issuer is an entity in which the index sponsor or Barclays PLC owns, directly or indirectly, on the index portfolio constitution date, more than 10% of any class of any equity security of such issuer that is listed on a national securities exchange in the United States, and which has been previously disclosed by the index sponsor or Barclays PLC in a public filing with the U.S. Securities and Exchange Commission (or its successor) of Form 3, Form 4 or Form 5 (which filings are accessible via www.sec.gov under CIK#312070 or CIK#312069) and published by the index sponsor on the relevant Index page at www.barcap.com/indices (or its successor website) on a date prior to (and excluding) the index portfolio constitution date; and

•

any stock whose inclusion as an index component in the Index on the index portfolio constitution date or whose ownership by persons generally in the United States on the index portfolio constitution date is prohibited under the laws, rules or regulations of the United States.

If any stock is excluded based on of the Additional Filters, then the index sponsor shall remove the relevant stock from the list and replace it with a deemed index component (as described below).

Each stock in the basket will be weighted equally and will be given a weighting of 1/30 (approximately 3.3333%) within the basket. Should there be fewer than 30 stocks that meet the criteria under the Strategy and are not excluded by an Additional Filter, one or more units of a deemed index component will be included in the basket to the extent necessary for the total basket weight to equal 100%. The “deemed index component” will be one or more of the SPDR® S&P 500® ETF Trust, the iShares S&P 500 Index Fund, the iShares Russell 1000 Index Fund or any other similar ETF which tracks a broad based equity index. For example, if the above selection criteria and the Additional Filters yield only 27 companies, each company will be weighted 3.3333% (for a total of 90%) and the deemed index component will be weighted 10%. The index sponsor intends initially to fill any remaining space in the basket with the SPDR® S&P 500® ETF Trust. However, other deemed index components may be used to ensure that (i) there will be no less than 20 individual securities in the Index at any time, (ii) no security will represent more than 25% of the dollar weight of the Index and (iii) the five highest dollar weighted component securities in the index will not in the aggregate account for more than 50% of the weight of the Index (or 60% if there are fewer than 25 securities in the basket). These procedures (the “concentration procedures”) are used to prevent the concentration of the basket.

After the index sponsor has applied to the list of stocks provided by the Index Selection Agent the Additional Filters and the concentration procedures described above, the stocks or ETFs comprising the basket will be the “index components” of the Index for the relevant month.

All stocks and deemed index components included in the basket will be notional holdings. The number of shares or units held will be adjusted in a commercially reasonable manner to reflect any split, reverse split, rights offering, stock distribution, special dividend, return of capital, spin-off or share repurchase, which becomes effective in relation to any index component subsequent to the immediately preceding rebalancing day.

Rebalancing of the EquityCompass Share Buyback Index Basket

Once the index components are determined for the relevant month as described above, the rebalancing of the Index will be carried out over the two index business days immediately following the index portfolio receipt date (the first such index business day, the “first rebalancing day”, the second, the “second rebalancing day”, and each, a “rebalancing day”), which are also the fifth and sixth index business days of the relevant month. At the close of the first rebalancing day, one half of the shares of each index component included in the old basket (as adjusted to reflect the impact of any corporate actions on such index component on the first rebalancing day) are divested. Any cash in the Index as of the close of the first rebalancing day (i.e., the cumulative amount of any distribution by the issuer of any relevant index component in ordinary or special/extraordinary cash dividend payments or adjustment due to other corporate actions from but excluding the second rebalancing day of the immediately preceding month to and including such first rebalancing day) and the proceeds of the sale of such index components in the old basket will be invested in the index components of the new basket.

At the close of the second rebalancing day, the remaining index components included in the old basket (as adjusted to reflect the impact of any corporate actions on any such index component on the second rebalancing day) are divested. Any cash as of the close of the second rebalancing day (i.e., the cumulative amount of any distribution by the issuer of any relevant index component in ordinary or special/extraordinary cash dividend payments or adjustment due to other corporate actions on such second rebalancing day) and the proceeds of the sale of such index components in the old basket will be invested in the index components of the new basket (as defined below). At the close of the second rebalancing day, the rebalancing from the old basket to the new basket for the relevant month will be completed. If any corporate action occurs with respect to any index component of the new basket on the second rebalancing day, the number of such index component purchased on the first rebalancing day will be adjusted to reflect the impact of such corporate action.

The “old basket” means, in respect of any first rebalancing day, the basket consisting of the index components in effect immediately prior to such first index rebalancing day.

PPS–16

The “new basket” means, in respect of any calendar month, the basket that will consist of, upon the completion of the relevant rebalancing, the index components determined for such month.

Calculation of the EquityCompass Share Buyback Index

The level of the EquityCompass Share Buyback Index is deemed to have been 100.0000 on November 7, 2011.

With respect to index calculation day t that is not a second rebalancing day:

On each index calculation day t that is not a second rebalancing day, the level of the Index (“It”) is equal to:

Where:

“Casht ” is the cumulative Cash Flow (as defined below) during the period from (but excluding) the immediately preceding second rebalancing day to (and including) the close of business on index calculation day t, and is calculated according to the following formula:

Where:

“CFp” means any Cash Flow at any time “p” during the period from (but excluding) the immediately preceding second rebalancing day to (and including) the close of business on index calculation day t.

“Cash Flow” means the daily cash flow distributed by the shares constituting the Index in ordinary and special/extra-ordinary cash dividend payments or adjustments due to other corporate actions;

“R2(t’)” means the second rebalancing day for period t’;

Period “ t’” means the period within which index calculation day t occurs and which commences on (but excluding) the first rebalancing day immediately preceding index calculation day t to (and including) the first rebalancing day immediately following index calculation day t;

“Nt’,t” means the number of index components in the Index during period t’ as of the close of index calculation day t;

“Pt’,i,t” means the closing price of index component i on index calculation day t as quoted on the Exchange for such index component i;

“Nt’,i,t ” means the number of shares of index component i comprising the Index as of the close of index calculation day t, calculated as follows:

Where:

“Nt’,i,t-1 ” means the number of shares of index component i comprising the Index as of the close of index calculation day t-1; and

means an adjustment factor reflecting the impact of any corporate action affecting index component i on index calculation day t. If no corporate action is affecting index component i on index calculation day t, then equals one.

With respect to index business day t that is a second rebalancing day:

On each second rebalancing day t, the level of the Index (“It”) is equal to:

PPS–17

Where:

“Casht” is the cumulative Cash Flow (as defined below) during the period from (but excluding) the first rebalancing day immediately preceding second rebalancing day t to (and including) the close of business on second rebalancing day t, and is calculated according to the following formula:

Where:

CFp means any Cash Flow at any time “p” during the period from (but excluding) the first rebalancing day immediately preceding second rebalancing day t to (and including) the close of business on second rebalancing day t;

R1(t’-1) is the first rebalancing day immediately preceding second rebalancing day t;

It is the level of the Index as of close of business on second rebalancing day t;

N(t,t’-1) is the number of index components in the old basket as at the close of business on second rebalancing day t;

N’(t,t’) is the number of index components in the new basket as at the close of business on second rebalancing day t;

Pt’- 1,i,t is the closing price of the index component i in the old basket as quoted on the Exchange for such index component i on second rebalancing day t;

Pt’,j,t is the closing price of the index component j in the new basket as quoted on the Exchange for such index component j on second rebalancing day t;

Nt’-1,i,t is the number of shares of index component i of the old basket as of second rebalancing day t. It is determined as follows;

Where:

Nt’-1,i,t-1 is the number of shares of index component i of the old basket as of close of business on the first rebalancing day immediately preceding second rebalancing t;

is an adjustment factor reflecting the impact of any corporate action affecting the index component i of the old basket on second rebalancing day t. If there is no corporate action affecting the index component i of the old basket on second rebalancing day t, then will be equal to 1; otherwise its value will reflect the impact of the corporate action affecting the index component i of the old basket on second rebalancing day t.

Nt’,j,t is the number of shares of index component j of the new basket as of second rebalancing day t. It is determined as follows:

Where:

Nt’,j,t -1 is the number of shares of index component j of the new basket as of the first rebalancing day immediate preceding second rebalancing day t;

is an adjustment factor reflecting the impact of any corporate action affecting the index component j of the new basket on second rebalancing day t. If there is no corporate action affecting the index component j of the new basket on second rebalancing day t, then

PPS–18

will be equal to 1; otherwise its value will reflect the impact of the corporate action affecting the index component j of the new basket on second rebalancing day t.

The SPDR® S&P 500® ETF Trust

The SPDR® S&P 500® ETF (the “SPDR S&P 500 ETF”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the S&P 500® Index®. The SPDR S&P 500 ETF is an exchange-traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “SPY”.

We have derived all information regarding the SPDR S&P 500 ETF contained in this preliminary pricing supplement from the prospectus for the SPDR® S&P 500® ETF Trust (the “SPDR S&P 500 Trust”), dated January 23, 2013 and from publicly available information on SPDR’s website: www.spdrs.com. Such information reflects the policies of, and is subject to change by, the State Street Bank and Trust Company.

Information concerning the SPDR S&P 500 ETF provided to or filed with the SEC by the SPDR S&P 500 Trust pursuant to the Securities Act of 1933, as amended (“Securities Act”) and the Investment Company Act of 1940, as amended (“Investment Company Act”) can be located by reference to SEC file numbers 033-46080 and 811-06125, respectively. Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

The iShares® Core S&P 500 ETF

The iShares® Core S&P 500 ETF (the “iShares Core S&P 500 ETF”), formerly known as the iShares S&P 500 Index Fund, seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the S&P 500® Index. The iShares Core S&P 500 ETF Fund generally invests at least 90% of its assets in securities of the S&P 500® Index and in depositary receipts representing securities of the S&P 500® Index. The iShares Core S&P 500 ETF is an exchange-traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “IVV”.

We have derived all information contained in this preliminary pricing supplement regarding the iShares S&P 500 Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “iShares S&P 500 Index Fund Prospectus”) for the iShares S&P 500 Index Fund, dated August 1, 2012, as revised as of October 17, 2012, issued by iShares Trust (the “iShares Trust”). Such information reflects the policies of, and is subject to change by, the iShares Trust, and Blackrock Fund Advisors (“BFA”).

Information provided to or filed with the SEC by the iShares Core S&P 500 ETF pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file number 033-97598 and 811-09102, respectively. Additional information regarding the iShares Core S&P 500 ETF is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

The iShares Russell 1000 Index Fund

The iShares® Russell 1000 Index Fund (the “iShares Russell 1000 Index Fund”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses of the Russell 1000 Index. The iShares Russell 1000 Index Fund generally invests at least 90% of its assets in securities of the Russell 1000 Index and in depositary receipts representing securities of the Russell 1000 Index. The iShares Russell 1000 Index Fund is an exchange-traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “IWB”.

We have derived all information contained in this preliminary pricing supplement regarding the iShares Russell 1000 Index Fund, including, without limitation, its make-up, method of calculation and changes in its components, from the Prospectus (the “iShares Russell 1000 Index Fund”) for the iShares Russell 1000 Index Fund, dated August 1, 2012, issued by the iShares Trust. Such information reflects the policies of, and is subject to change by, the iShares Trust, and BFA.

Information provided to or filed with the SEC by the iShares Russell 1000 Index Fund pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file number 033-97598 and 811-09102, respectively. Additional information regarding the iShares Russell 1000 Index Fund is available at the iShares® website at http://www.ishares.com. Information from outside sources is not incorporated by reference in, and should not be considered part of, this preliminary pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified the accuracy or completeness of the information contained in outside sources.

PPS–19

iShares® ETFs Disclaimer

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes.

Modifications to the EquityCompass Share Buyback Index

The index sponsor does not presently intend to modify the methodology used to compose or calculate the EquityCompass Share Buyback Index as described above. However, under certain circumstances described in this section, the index sponsor may, in its sole discretion, make modifications to the EquityCompass Share Buyback Index composition or methodology to better permit the realization of the objective of the Index. The index sponsor will as soon as practicable publish any material modifications that it makes on the EquityCompass Share Buyback Index page at www.barcap.com/indices or such successor website as notified.

Market Disruption and Force Majeure Events

If an “index market disruption event” or a “force majeure event” occurs or is continuing on any calendar day that, in the index sponsor’s sole discretion, affects the EquityCompass Share Buyback Index or any of the EquityCompass Share Buyback Index components, the index sponsor may:

•

make such determinations and/or adjustments to the terms of the EquityCompass Share Buyback Index as it deems necessary in order to determine the level of the EquityCompass Share Buyback Index on such day (if such day is an index business day), provided that any such determinations or adjustments are made in order to realize the objective of the Index;

•

defer publication of information relating to the EquityCompass Share Buyback Index until the next index business day on which such index market disruption or force majeure event, as applicable, is not continuing; and

•

if such calendar day is a stock selection day or rebalancing day, to postpone such stock selection or rebalancing to the next calendar day on which such index market disruption or force majeure event, as applicable, is not continuing.

Any of the following will constitute an “index market disruption event”:

•	the declaration of a general moratorium in respect of banking activities in London or New York;

•

on any index business day, the occurrence or existence of a lack of, or a material decline in, the liquidity in the market for trading in any index component of the EquityCompass Share Buyback Index (including, without limitation, due to insolvency, delisting or nationalization of an index component);

•	on any index business day, the failure of a source from which the index sponsor obtains closing price information necessary to calculate the level of the EquityCompass Share Buyback Index;

•

on any index business day, the closure of any securities exchange on which any component of the EquityCompass Share Buyback Index is traded prior to its scheduled closing time, unless such earlier closing time is announced by such exchange at least one hour prior to the earlier of the actual closing time for the regular trading session on such exchange, and the submission deadline for trading orders to be executed on that index business day; and

•

on any index portfolio constitution date, the failure of a source from which the index sponsor or the index selection agent, as applicable, obtains information necessary to determine the constituents of the new basket and the index sponsor or the index selection agent, as applicable, determines that no satisfactory alternative source is available.

A “force majeure event” is an event or circumstance (including without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance) that is beyond the reasonable control of the index sponsor and that the index sponsor determines affects the EquityCompass Share Buyback Index, any of the EquityCompass Share Buyback Index components or the methodology on which the EquityCompass Share Buyback Index is based.

PPS–20

Cessation of Trading and Other Termination Events

The index sponsor may, in its sole discretion, discontinue calculating the EquityCompass Share Buyback Index if any of the following events occurs (each a “termination event”):

•	the three specified deemed index components cease (or will cease) to be calculated or publicly quoted for any reason and the index sponsor does not believe that a satisfactory substitute is available;

•

the index sponsor or its successor terminates or alters its business operations in such a way as to make it commercially unreasonable to continue to publish the index, is declared insolvent or is subject to winding-up proceedings;

•	the failure of the Index Selection Agent to deliver the list of stocks selected pursuant to the Strategy to the index sponsor on any index portfolio receipt date; and

•	the appointment of Choice Financial Partners, Inc. (or its successor) as Index Selection Agent is terminated for any reason, including as a result of the termination of the Index Selection Agreement.

Changes to the EquityCompass Share Buyback Index Components

If, after the occurrence of circumstances described in this section, the index sponsor or Index Selection Agent, as applicable, deems it necessary to replace an index component, including the deemed index component, with an appropriate successor for that index component, then the index sponsor will calculate the level of the EquityCompass Share Buyback Index by adjusting accordingly the formula used for the calculation of the level of the EquityCompass Share Buyback Index to take account of such replacement index component.

Change in Methodology

While the index sponsor currently employs the methodology described in this pricing supplement to compose and calculate the EquityCompass Share Buyback Index, it is possible that market, regulatory, judicial, or other relevant circumstances will arise that would, in the view of the index sponsor, necessitate a modification or change of such methodology in order to permit the realization of the objective of the Index.

Other Changes

In addition to the foregoing circumstances, the index sponsor reserves the right to make any other changes to methodology used to determine the composition of or to calculate the EquityCompass Share Buyback Index as the index sponsor may, in its sole discretion, determine to be necessary as a result of market, regulatory, judicial or other relevant circumstances in order to permit the realization of the objective of the EquityCompass Share Buyback Index.

In the event that ambiguities arise regarding the calculation of the EquityCompass Share Buyback Index, the index sponsor will resolve such ambiguities and, if necessary for resolution, make changes to the methodology used to calculate the EquityCompass Share Buyback Index.

PPS–21

Historical Performance of the EquityCompass Share Buyback Index

The level of the EquityCompass Share Buyback Index is deemed to have been 100.0000 on November 7, 2011, which is referred to as the “Index Commencement Date”. The index sponsor began calculating the EquityCompass Share Buyback Index on the Index Commencement Date. The following table shows how the EquityCompass Share Buyback Index has performed since the Index Commencement Date based on the official closing levels of the EquityCompass Share Buyback Index on the dates shown in this table. Past performance is not indicative of future results.

November 30, 2011	100.7028
December 30, 2011	101.4081
January 31, 2012	109.7472
February 29, 2012	116.0129
March 31, 2012	119.9922
April 30, 2012	119.2650
May 31, 2012	109.6900
June 30, 2012	114.2907
July 31, 2012	111.9809
August 31, 2012	114.4962
September 30, 2012	116.2096
October 31, 2012	114.4598
November 30, 2012	115.8552
December 31, 2012	119.3914
January 31, 2013	127.1431
February 28, 2013	129.2341
March 31, 2013	135.6277
April 5, 2013	134.4404

The following graph sets forth the historical performance of the Index based on the daily Index Closing Levels from November 7, 2011 through April 5, 2013. The Index Closing Level on April 5, 2013 was 134.4404.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS–22

EQUITYCOMPASS AND INDEX SELECTION AGENT

Choice Financial Partners, Inc. (“EquityCompass”), a Missouri corporation, is a registered investment adviser under the Investment Advisers Act of 1940, as amended (SEC File No. 801-69131). Equity Compass’s corporate address is EquityCompass Strategies, One South Street, 16th Floor, Baltimore, MD 21202.

EquityCompass is an investment adviser that provides subscribers with access to investment models based on extensive analysis of changing fundamentals to identify favorable probabilities for stock performance.

For more information on EquityCompass, please refer to www.equitycompass.com. The information on the EquityCompass’ website is not, and should not be considered, incorporated by reference into this preliminary pricing supplement.

Index Selection Agreement

EquityCompass and Barclays Bank PLC, as index sponsor, have entered into an index selection agreement (“Index Selection Agreement”) to govern EquityCompass’ relationship with Barclays Bank PLC in respect of the Index. Under the agreement, EquityCompass has agreed to provide the index sponsor with the composition of the basket.

Licensing

EquityCompass Share Buyback is a trademark of EquityCompass and has been licensed for use by us in connection with the calculation of the EquityCompass Share Buyback Index.

Disclaimer

The index sponsor and Index Selection Agent do not guarantee the accuracy and/or completeness of the EquityCompass Share Buyback Index, any data included therein, or any data from which it is based, and the index sponsor and the Index Selection Agent shall have no liability for any errors, omissions, or interruptions therein.

The index sponsor and the Index Selection Agent make no warranty, express or implied, as to the results to be obtained from the use of the EquityCompass Share Buyback Index. The index sponsor and the Index Selection Agent make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the EquityCompass Share Buyback Index or any data included therein. Without limiting any of the foregoing, in no event shall the index sponsor have liability for any special, punitive, indirect or consequential damages, lost profits, loss of opportunity or other financial loss, even if notified of the possibility of such damages.

Neither the index sponsor nor the Index Selection Agent, nor any of their affiliates or subsidiaries or any of their respective directors, officers, employees, representatives, delegates or agents shall have any responsibility to any person (whether as a result of negligence or otherwise) for any determination made or anything done (or omitted to be determined or done) in respect of the EquityCompass Share Buyback Index or publication of the levels of the EquityCompass Share Buyback Index (or failure to publish such value) and any use to which any person may put the EquityCompass Share Buyback Index or the levels of the EquityCompass Share Buyback Index. In addition, although the index sponsor reserves the right to make adjustments to correct previously incorrectly published information, including but not limited to the levels of the EquityCompass Share Buyback Index, the index sponsor is under no obligation to do so and shall have no liability in respect of any errors or omissions.

Nothing in this disclaimer shall exclude or limit liability to the extent such exclusion or limitation is not permitted by law.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–23

ANNEX A

NOTICE FOR AUTOMATIC CALL TRIGGER EVENT

To:	The Depository Trust Company

Subject: CUSIP No. 06741TST5, Notice for Automatic Call Trigger Event

Barclays Bank PLC hereby notifies DTC of the automatic redemption of its Global Medium-Term Notes, Series A, due May 10, 2016, CUSIP No. 06741TST5, redeemable for a cash amount based on the EquityCompass Share Buyback Index (the “Notes”) as a result of the occurrence of an Automatic Call Trigger Event on [applicable Valuation Date] (such date, the “Automatic Call Trigger Date”). The Notes will be redeemed (in whole, but not in part) on the applicable Automatic Call Date of [                    ]. The Automatic Call Amount, calculated on the Automatic Call Amount Calculation Date of [            ], 20[    ], is $[        ] per $1,000 principal amount Note. All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the Notes.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

ANNEX B

NOTICE OF TERMINATION EVENT

To:	The Depository Trust Company

Subject: CUSIP No. 06741TNS2, Notice of Termination Event

Barclays Bank PLC hereby notifies DTC of the automatic redemption of its Global Medium-Term Notes, Series A, due May 10, 2016, CUSIP No. 06741TST5, redeemable for a cash amount based on the EquityCompass Share Buyback Index (the “Notes”) as a result of the occurrence of a Termination Event on [applicable Valuation Date] (such date, the “Automatic Call Trigger Date”). The Notes will be redeemed (in whole, but not in part) on the applicable Issuer Redemption Date of [                    ]. The Issuer Redemption Price, calculated on the Issuer Redemption Price Calculation Date of [            ], 20[    ], is $[        ] per $1,000 principal amount Note. All terms not defined in this notice shall have the meaning ascribed thereto in the prospectus relating to the Notes.

BARCLAYS BANK PLC

Name:
Title:

cc: The Bank of New York Mellon (as trustee)

ANNEX C

EARLY REDEMPTION REQUEST

(To be completed by the Noteholder)

INSTRUCTIONS TO NOTEHOLDER: In order to exercise your Early Redemption Option with respect to the Barclays Bank PLC Notes due May 10, 2016 Linked to the Equity Compass Share Buyback Index (CUSIP: 06741TST5), please complete and sign the Early Redemption Request below and deliver it to your broker or other person through whom you hold your notes (your “Broker”) using a delivery method acceptable to your Broker.

INSTRUCTIONS TO BROKER: Upon receipt of this Early Redemption Request: (1) please confirm that the information is accurate and (2) please complete a Early Redemption Exercise Instruction and follow the instructions set forth therein. A form of Early Redemption Exercise Instruction can be found as Annex D to this pricing supplement.

EARLY REDEMPTION EXERCISE REQUEST

(to be completed by beneficial owner)

To:
(Name of broker or other person through whom you hold your notes (your “Broker”))

Subject: Notes due May 10, 2016 Linked to the Equity Compass Share Buyback Index (CUSIP: 06741TST5) (the “Notes”)

Name of account holder:

Account number:

Broker contact name:

Principal Amount of Notes to be exercised:

I hereby irrevocably request the exercise of my early redemption option (as described under “Early Redemption at the Option of Holders”) in the pricing supplement for the Notes) with respect to the Notes above.

I understand that the Early Redemption Option with respect to these Notes will not be properly exercised (and, accordingly, the Notes will not be redeemed) unless my Broker properly completes and delivers an Early Redemption Exercise Instruction to Barclays Bank PLC in accordance with the requirements specified in the pricing supplement dated May 7, 2013 relating to the Notes.

I further acknowledge, without limitation of anything in the preceding sentence, that the Optional Redemption Amount Calculation Date will be the date on which my Broker’s Early Redemption Exercise instruction becomes effective (or, if such date is not a Valuation Date, the Valuation Date immediately following the date on which such instruction becomes effective), as described in the pricing supplement for the Notes.

ANNEX D

EARLY REDEMPTION EXERCISE INSTRUCTION

(To be completed by Broker)

INSTRUCTIONS TO BROKER: In order to request an exercise of a Noteholder’s Early Redemption Option with respect to your client’s Notes (as defined below), please complete and sign the Early Redemption Exercise Instruction below and e-mail a scanned copy of it to Barclays Bank PLC at BarclaysBDCDs@barclayscapital.com and (2) e-mail Barclays Bank PLC at BarclaysBDCDs@barclayscapital.com to confirm the instruction has been received.

Dated:

Barclays Bank PLC

Re: Notes due May 10, 2016 Linked to the Equity Compass Share Buyback Index (CUSIP: 06741TST5) (the “Notes”)

Ladies and Gentlemen:

The undersigned holder of the Notes hereby irrevocably elects to exercise, with respect to the principal amount of Notes indicated below, as of the date hereof, the Noteholder’s Early Redemption Option, as described under “Early Redemption at the Option of Holders” in the pricing supplement relating to the Notes (together with the accompanying prospectus and prospectus supplement delivered therewith, the “Prospectus”). Terms not defined herein have the meanings given to such terms in the Prospectus.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade with respect to the number of Notes specified below at a price equal to the Optional Redemption Amount, facing Barclays Capital DTC 5101 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the Optional Redemption Date.

Very truly yours,
[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:
Title:
Telephone:
Fax:
E-mail:

Principal Amount of Notes being surrendered for exercise of redemption option: $

DTC # (and any relevant sub-account):

Contact Name:

Telephone:

(A Noteholder must exercise their early redemption option with respect to at least 10 Notes ($10,000 principal amount) in order to exercise the Early Redemption at the Option of Holders.)

SETTLEMENT INFORMATION

(to be completed by Barclays Bank PLC and returned to Broker)

Optional Redemption Amount Calculation Date:

Optional Redemption Amount:

Optional Redemption Date: